Exhibit 99.1
FOR RELEASE 6:30 A.M., TUESDAY, FEBRUARY 23, 2010

Investors:	Valerie Haertel (201) 269-5781 valerie_haertel@medco.com	Media:	Lowell Weiner (201) 269-6986 lowell_weiner@medco.com
Medco Exceeds High-End of Guidance, with Full-Year 2009 GAAP Diluted EPS Growth of 22.5 Percent;
Delivers Record Fourth-Quarter 2009 Diluted GAAP EPS of $0.70, Up 29.6 Percent;
Record Diluted Fourth-Quarter 2009 EPS Excluding Intangibles of $0.76, Up 28.8 Percent
Strong 2010 EPS Guidance Reaffirmed
Fourth-Quarter 2009 Highlights:
•	GAAP diluted EPS increased 29.6 percent to a record $0.70 from $0.54 in 2008
•	Diluted EPS, excluding $0.06 in amortization of intangible assets from the 2003 spin-off, increased 28.8 percent to a record $0.76 from $0.59 in 2008
•	Total net revenues increased 17.6 percent to a record of more than $15.2 billion
•	Total adjusted prescriptions increased 14.8 percent to a record 227.4 million
•	Specialty pharmacy revenues increased 17.7 percent to a record $2.5 billion
•	Generic dispensing rate increased 3.4 percentage points to a record 68.3 percent
Full-Year 2009 Highlights:
•	GAAP diluted EPS increased 22.5 percent to a record $2.61 from $2.13 in 2008
•	Diluted EPS, excluding $0.22 in amortization of intangible assets from the 2003 spin-off, increased 21.5 percent to a record $2.83 from $2.33 in 2008
•	Record total net revenues of $59.8 billion increased 16.7 percent over 2008
•	Specialty pharmacy revenues rose 19.5 percent to a record $9.5 billion
•	Generic dispensing rate increased 3.4 percentage points over 2008 to a full-year record of 67.5 percent
•	Mail-order volume totaled 103.1 million prescriptions, with 2.4 percent growth in generic prescriptions
•	Total adjusted prescriptions increased 12.9 percent to a record 898.8 million
•	Record EBITDA of more than $2.75 billion, yielding $3.06 per adjusted prescription
•	Cash flow from operations increased 114 percent to a record $3.5 billion
•	Cash balance at year-end of more than $2.5 billion

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Earnings Page 2
2010 Guidance Reaffirmed:
•	Full-year 2010 GAAP diluted EPS expected in the range of $3.05 to $3.15, representing 17 to 21 percent growth over 2009
•	Full-year 2010 diluted EPS, excluding amortization of intangible assets from the 2003 spin-off, expected in the range of $3.28 to $3.38, representing 16 to 19 percent growth over 2009
FRANKLIN LAKES, N.J., Feb. 23, 2010 — Medco Health Solutions, Inc. (NYSE: MHS) today reported record fourth-quarter 2009 GAAP diluted earnings per share of $0.70, up 29.6 percent compared to $0.54 in fourth-quarter 2008. Excluding the amortization of intangible assets that existed when Medco became a publicly traded company in 2003, fourth-quarter 2009 diluted earnings per share increased 28.8 percent to a record $0.76. Medco also reported record full-year 2009 GAAP diluted earnings per share of $2.61, up 22.5 percent — exceeding the high-end of the company’s guidance. Adjusting for the amortization of intangible assets that existed when Medco became a publicly traded company in 2003, full-year 2009 diluted earnings per share was a record $2.83. Medco also reaffirmed its 2010 earnings guidance, projecting incremental GAAP EPS growth in the range of 17 to 21 percent over 2009.
“On the heels of record selling seasons, with new-named sales exceeding $17 billion in 2008 and 2009, Medco’s clinically driven programs are continuing to win in the marketplace. For 2010 to date, Medco has won $4.3 billion in annualized new-named sales, and $4.2 billion in net-new sales. As a further testament to the value we deliver to our clients, we expect to achieve a record 99 percent client retention rate for 2010,” said Medco Chairman and Chief Executive Officer David B. Snow Jr.
“Medco’s clinical innovations are continuously elevating the standard of pharmacy practice. Our pharmacists, trained as disease-specific specialists and based in Medco Therapeutic Resource Centers®, are empowered by a state-of-the-art technology platform complemented by sophisticated evidence-based clinical protocols and a fully integrated pharmacogenomics program. Our commitment to advancing the science of personalized medicine is further evidenced by our recently announced acquisition of DNA Direct, Inc., a leader in providing guidance and decision support to payors, physicians and patients on a range of complex issues related to genomic medicine. All of these unique Medco initiatives better manage chronic and complex diseases for the benefit of our clients and our members. Medco is improving outcomes while driving down total healthcare costs — the essence of healthcare reform — by Making Medicine SmarterTM for our 65 million members,” said Snow.
Fourth-Quarter Financial and Operational Results
Medco reported record fourth-quarter net revenues of more than $15.2 billion, an increase of 17.6 percent from fourth-quarter 2008 — primarily as a result of contributions from significant new client wins and price inflation on brand-name drugs, partially offset by higher volumes of lower-priced generic drugs. Medco’s generic dispensing rate increased 3.4 percentage points to a record 68.3 percent. The mail-order generic dispensing rate increased 2.4 percentage points to 58.3 percent and the retail generic dispensing rate increased 3.0 percentage points to 70.0 percent. Higher volumes of lower-priced generic drugs reduced net revenues for fourth-quarter 2009 by approximately $600 million, delivering significant savings to clients and members.
Total prescription volume, adjusting for the difference in days supply between mail-order and retail, was a record 227.4 million, a 14.8 percent increase over the fourth quarter of 2008. Generic mail-order prescription volume increased while overall mail-order prescription volume decreased 2.6 percent to 26.0 million, and retail prescription volume increased 26.9 percent to 150.1 million. The adjusted mail-order penetration rate decreased 6.3 percentage points to 34.0 percent, reflecting strong retail volume from significant new client wins in 2009.

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Earnings Page 3
Gross margin for the fourth quarter increased 5.9 percent to more than $1.0 billion. As a result of the significant incremental retail volumes from new clients, the total gross margin percentage decreased 80 basis points to 6.7 percent, compared to 7.5 percent in the fourth quarter of 2008.
Selling, general and administrative (SG&A) expenses of $375.5 million decreased 1.4 percent or $5.5 million compared to fourth-quarter 2008, reflecting efficiencies throughout the business.
Earnings Before Interest Income/Expense, Taxes, Depreciation and Amortization (EBITDA) for the quarter reached $694.9 million, an increase of $65.9 million, or 10.5 percent, over the same period last year. EBITDA per adjusted prescription decreased 3.8 percent to $3.06 from $3.18 in the fourth quarter of 2008, a result of the higher retail volume. (Please refer to Table 6 for a reconciliation of EBITDA to reported net income).
Total interest and other (income) expense, net, of $39.9 million in fourth-quarter 2009 decreased $17.7 million compared to the same period in 2008, largely attributable to lower interest rates on debt, lower debt levels and higher cash balances.
Income before the provision for income taxes for fourth-quarter 2009 of $536.2 million increased 17.2 percent compared to $457.6 million in 2008.
The fourth-quarter 2009 effective tax rate amounted to 36.3 percent, in line with guidance, compared to 40.0 percent in the fourth quarter of 2008. The lower effective tax rate for fourth-quarter 2009 primarily results from previously planned state-related income tax items.
Net income of $341.5 million increased 24.5 percent over the same quarter last year.
Full-Year 2009 Financial and Operating Results
Full-year 2009 net revenues increased 16.7 percent from 2008 to a record $59.8 billion, primarily as a result of contributions from significant new client wins and price inflation on brand-name drugs, partially offset by higher volumes of lower-priced generic drugs. Medco’s generic dispensing rate increased 3.4 percentage points to a full-year record of 67.5 percent from 64.1 percent in 2008. The mail-order generic dispensing rate increased 2.8 percentage points to 57.8 percent and the retail generic dispensing rate increased 3.2 percentage points to 69.2 percent. Higher volumes of lower-priced generic drugs reduced net revenues for the full year by over $2.4 billion.
Total prescription volume for the year, adjusting for the difference in days supply between mail-order and retail, was a record 898.8 million, a 12.9 percent increase from 2008. Mail-order prescription volume was in line with expectations at 103.1 million, a 2.6 percent decrease from 2008. Mail-order volume reflects a decline in brand name drugs of 8.6 percent, partially offset by a 2.4 percent increase in generic drugs, where clients and members benefit from the highest savings. Significant new 2009 business wins drove strong growth in retail volumes, reaching a record 591.4 million, a 23.2 percent increase over 2008. The strong growth in retail volumes reduced adjusted mail-order penetration by 5.5 percentage points to 34.2 percent for 2009.
Gross margin for 2009 increased 8.0 percent to a record of over $4.0 billion. As a result of the significant incremental retail volumes from new clients, the total gross margin percentage decreased 60 basis points to 6.7 percent, compared to 7.3 percent in 2008.
Total SG&A expenses of $1.5 billion increased 2.1 percent or $30.5 million over 2008, reflecting enterprise-wide efficiencies, while continuing to invest in client support activities and differentiating initiatives.

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Earnings Page 4
EBITDA increased 11.8 percent to a record $2.8 billion compared to 2008. Even with the strong retail volumes from 2009 new business wins, EBITDA per adjusted prescription decreased only 1.0 percent to $3.06, compared to $3.09 in 2008. (Please refer to Table 6 for a reconciliation of EBITDA to reported net income).
Total interest and other (income) expense, net, of $162.6 million decreased from 2008 by 28.5 percent, or $64.9 million, largely attributable to lower interest rates on debt, reduced debt levels and higher cash balances.
Record income before the provision for income taxes of $2.1 billion increased 17.5 percent from $1.8 billion in 2008.
Record net income of $1.3 billion increased 16.1 percent from $1.1 billion in 2008. Additionally, the full-year 2009 effective tax rate was 39.1 percent, compared to 38.4 percent in 2008.
Medco generated record cash flows from operations of $3.5 billion, compared to $1.6 billion in 2008, and closed the year with over $2.5 billion of cash on its balance sheet, up from $0.9 billion at year-end 2008.
“Our strong balance sheet, record cash flow from operations, and greater than expected return on invested capital of 27.1 percent, compared to 20.1 percent in 2008, are the result of a disciplined financial strategy focused on setting the stage for future growth,” said Richard J. Rubino, chief financial officer. “We are committed to deploying capital in a manner that we believe will fuel long-term shareholder returns. We will continue to invest internally to further propel our differentiated model to deliver services in support of Making Medicine Smarter, and actively seek opportunities to drive future growth both inside and outside of the United States. Additionally, we expect to continue repurchasing shares under our $3 billion share repurchase program.”
Specialty Pharmacy
For fourth-quarter 2009, Accredo’s net revenues increased 17.7 percent to a record of $2.5 billion. For full-year 2009, revenues for Accredo grew 19.5 percent to a record of $9.5 billion, compared to $8.0 billion in 2008. This is primarily the result of the contribution from significant new client wins and continued growth across the specialty business.
Accredo’s fourth-quarter 2009 gross margin was 7.0 percent, down 90 basis points from 7.9 percent in the fourth quarter of 2008. Full-year 2009 gross margin was 7.4 percent, down 50 basis points from 7.9 percent in 2008. The gross margin percentages reflect new client wins resulting in a higher retail channel mix.
Accredo’s operating income for fourth-quarter 2009 grew 17.1 percent to $84.1 million. For the full year, operating income increased 27.0 percent to a record $357.1 million from $281.2 million in 2008, reflecting strong business growth and continued operational efficiencies.
Share Repurchase Program
As part of its $3 billion share repurchase program, Medco repurchased 3.7 million shares during fourth-quarter 2009 at a total cost of $231 million with an average per-share cost of $62.36. For full-year 2009, Medco repurchased 27.3 million shares at a total cost of $1.24 billion with an average per-share cost of $45.38. Since the inception of the current $3.0 billion share repurchase program in November 2008, Medco has repurchased 32.4 million shares for a total cost of $1.44 billion with an average per-share cost of $44.34 through year-end 2009.
For 2010 to-date, as of Friday, February 19, 2010, Medco repurchased 12.8 million shares at a total cost of $804 million with an average per-share cost of $62.94 and has approximately $758 million remaining under the current share repurchase program.

Medco Fourth-Quarter, Full-Year 2009
Earnings Page 5
2010 Guidance Reaffirmed
For full-year 2010, Medco expects to achieve GAAP diluted EPS in the range of $3.05 to $3.15, representing growth of 17 to 21 percent over 2009 results. Diluted EPS in 2010 excluding amortization of intangible assets from the 2003 spin-off, of $3.28 to $3.38, represents 16 to 19 percent growth over 2009 results.
“We remain confident in the power of our business model to drive meaningful value for our clients and members, and we continue to expect strong earnings growth in 2010,” said Rubino.
Use of Non-GAAP Measures
Medco calculates and uses EBITDA and EBITDA per adjusted prescription as indicators of its ability to generate cash from its reported operating results. These measurements are used in concert with net income and cash flows from operations, which measure actual cash generated in the period. In addition, Medco believes that EBITDA and EBITDA per adjusted prescription are supplemental measurement tools used by analysts and investors to help evaluate overall operating performance and the ability to incur and service debt and make capital expenditures. EBITDA does not represent funds available for Medco’s discretionary use and is not intended to represent or to be used as a substitute for net income or cash flows from operations data as measured under U.S. Generally Accepted Accounting Principles (GAAP). The items excluded from EBITDA, but included in the calculation of reported net income, are significant components of the consolidated statements of income and must be considered in performing a comprehensive assessment of overall financial performance. EBITDA, and the associated year-to-year trends, should not be considered in isolation. Medco’s calculation of EBITDA may not be consistent with calculations of EBITDA used by other companies.
EBITDA per adjusted prescription is calculated by dividing EBITDA by the adjusted prescription volume for the period. This measure is used as an indicator of EBITDA performance on a per-unit basis, providing insight into the cash-generating potential of each prescription. EBITDA, and as a result, EBITDA per adjusted prescription, are affected by the changes in prescription volumes between retail and mail order, the relative representation of brand-name, generic and specialty pharmacy drugs, as well as the level of efficiency in the business. Adjusted prescription volume equals substantially all mail-order prescriptions multiplied by three, plus retail prescriptions. These mail-order prescriptions are multiplied by three to adjust for the fact that they include approximately three times the amount of product days supplied compared with retail prescriptions.
Medco uses diluted earnings per share excluding intangible asset amortization expense that existed when Medco became a publicly-traded company in 2003 as a supplemental measure of operating performance. The excluded amortization is associated with intangible assets that had been previously pushed down to the consolidated balance sheets of Medco. The company believes that diluted earnings per share, excluding the amortization of these intangibles, is a useful measure because by adjusting for this significant non-cash item it enhances comparability of the company’s financial results with its peers. The intangible asset amortization resulting from Medco’s acquisitions, such as the acquisitions of Accredo Health, Incorporated in August 2005, and PolyMedica Corporation in October 2007, are not part of the excluded amortization in this calculation because they result from Medco investment decisions.

Medco Fourth-Quarter, Full-Year 2009
Earnings Page 6
Conference Call
Management will hold a conference call to review Medco’s financial results and operating outlook on Feb 23, 2010 at 8:30 a.m. ET.
To access the live conference call via telephone:
Dial in: (800) 949-5383 from inside the U.S., or (706) 679-3440 from outside the U.S.
To access the live webcast:
Visit the Investor Relations section at www.medcohealth.com/investor.
For a replay of the call:
A replay of the call will be available after the event on Feb 23, 2010 through March 8, 2010. Dial in: (800) 642-1687 from inside the U.S., or (706) 645-9291 from outside the U.S. Please use pass code 51223400.
About Medco
Medco Health Solutions, Inc. (NYSE: MHS) is pioneering the world’s most advanced pharmacy® and its clinical research and innovations are part of Medco making medicine smarter™ for approximately 65 million members.
With more than 20,000 employees dedicated to improving patient health and reducing costs for a wide range of public and private sector clients, and 2009 revenue of nearly $60 billion, Medco ranks 45th on the 2009 Fortune 500 list and is named among the world’s most innovative, most admired and most trustworthy companies.
For more information, go to http://www.medcohealth.com.
This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the pharmacy benefit management (“PBM”) and specialty pharmacy industries, and other legal, regulatory and economic developments. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance” and similar expressions to identify these forward-looking statements. Medco’s actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including those set forth below.
•	Competition in the PBM, specialty pharmacy and the broader healthcare industry is intense and could impair our ability to attract and retain clients.
•	Failure to retain key clients and their members, either as a result of economic conditions, increased competition or other factors, could result in significantly decreased revenues, harm to our reputation and decreased profitability.
•	Government efforts to reduce healthcare costs and alter healthcare financing practices could lead to a decreased demand for our services or to reduced profitability.
•	Failure in continued execution of our retiree strategy, including the potential loss of Medicare Part D-eligible members, could adversely impact our business and financial results.

Medco Fourth-Quarter, Full-Year 2009
Earnings Page 7
•	If we fail to comply with complex and evolving laws and regulations domestically and internationally, we could suffer penalties, be required to pay substantial damages and/or make significant changes to our operations.
•	If we do not continue to earn and retain purchase discounts, rebates and service fees from manufacturers at current levels, our gross margins may decline.
•	From time to time we engage in transactions to acquire other companies or businesses and if we are unable to effectively integrate acquired businesses into ours, our operating results may be adversely affected. Even if we are successful, the integration of these businesses has required, and will likely continue to require, significant resources and management attention.
•	New legislative or regulatory initiatives that restrict or prohibit the PBM industry’s ability to use patient identifiable information could limit our ability to use information critical to the operation of our business.
•	Our Specialty Pharmacy business is highly dependent on our relationships with a limited number of suppliers and the loss of any of these relationships, or limitations on our ability to provide services to these suppliers, could significantly impact our ability to sustain and/or improve our financial performance.
•	Our ability to grow our Specialty Pharmacy business could be limited if we do not expand our existing base of drugs or if we lose patients.
•	Our Specialty Pharmacy business, certain revenues from diabetes testing supplies and our Medicare Part D offerings expose us to increased credit risk. Additionally, current economic conditions may expose us to increased credit risk.
•	Changes in reimbursement rates, including competitive bidding for durable medical equipment suppliers, could negatively affect our revenues and profits.
•	Prescription volumes may decline, and our net revenues and profitability may be negatively impacted, if the safety risk profiles of drugs increase or if drugs are withdrawn from the market, including as a result of manufacturing issues, or if prescription drugs transition to over-the-counter products.
•	PBMs could be subject to claims under ERISA if they are found to be a fiduciary of a health benefit plan governed by ERISA.
•	Pending litigation could adversely impact our business practices and have a material adverse effect on our business, financial condition, liquidity and operating results.
•	Changes in industry pricing benchmarks could adversely affect our financial performance.
•	We are subject to a corporate integrity agreement and noncompliance may impede our ability to conduct business with the federal government.
•	The terms and covenants relating to our existing indebtedness could adversely impact our financial performance and liquidity.
•	We may be subject to liability claims for damages and other expenses not covered by insurance.
•	The success of our business depends on maintaining a well-secured pharmacy operation and technology infrastructure. Additionally, significant disruptions to our infrastructure or any of our facilities due to failure to execute security measures or failure to execute business continuity plans in the event of an epidemic or pandemic or some other catastrophic event could adversely impact our business.
•	We may be required to record a material non-cash charge to income if our recorded intangible assets or goodwill are impaired, or if we shorten intangible asset useful lives.
•	Anti-takeover provisions of the Delaware General Corporation Law (“DGCL”), our certificate of incorporation and our bylaws could delay or deter a change in control and make it more difficult to remove incumbent officers and directors.
The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect our business described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the Securities and Exchange Commission.

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Earnings Page 8
Medco Health Solutions, Inc.
Consolidated Statements of Income
(In millions, except for per share data)
Table 1.

	Quarters Ended		Full Years Ended
	December 26,	December 27,	December 26,	December 27,
	2009	2008	2009	2008
Product net revenues (Includes retail co-payments of $2,173 and $1,836 in the fourth quarters of 2009 and 2008, and $8,661 and $7,666 in the full years ended 2009 and 2008)	$15,024.9	$12,771.9	$58,961.4	$50,576.2
Service revenues	220.3	189.4	842.8	681.8

Total net revenues	15,245.2	12,961.3	59,804.2	51,258.0

Cost of operations:
Cost of product net revenues (Includes retail co- payments of $2,173 and $1,836 in the fourth quarters of 2009 and 2008, and $8,661 and $7,666 in the full years ended 2009 and 2008)	14,138.6	11,916.5	55,523.1	47,308.2
Cost of service revenues	79.5	74.7	254.1	221.4

Total cost of revenues	14,218.1	11,991.2	55,777.2	47,529.6
Selling, general and administrative expenses	375.5	381.0	1,455.5	1,425.0
Amortization of intangibles	75.5	73.9	305.6	285.1
Interest expense	40.7	60.0	172.5	233.7
Interest (income) and other (income) expense, net	(0.8)	(2.4)	(9.9)	(6.2)

Total costs and expenses	14,709.0	12,503.7	57,700.9	49,467.2

Income before provision for income taxes	536.2	457.6	2,103.3	1,790.8
Provision for income taxes	194.7	183.2	823.0	687.9

Net income	$341.5	$274.4	$1,280.3	$1,102.9

Basic weighted average shares outstanding	477.0	496.3	481.1	508.6
Basic earnings per share	$0.72	$0.55	$2.66	$2.17

Diluted weighted average shares outstanding	487.2	505.3	490.0	518.6
Diluted earnings per share	$0.70	$0.54	$2.61	$2.13

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Earnings Page 9
Medco Health Solutions, Inc.
Condensed Consolidated Balance Sheets
(In millions)
Table 2.

	December 26,	December 27,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$2,528.2	$938.4
Short-term investments	20.1	64.0
Manufacturer accounts receivable, net	1,765.5	1,858.9
Client accounts receivable, net	2,063.3	1,680.5
Income taxes receivable	198.3	213.4
Inventories, net	1,285.3	1,856.5
Prepaid expenses and other current assets	67.1	326.6
Deferred tax assets	230.8	159.2

Total current assets	8,158.6	7,097.5
Property and equipment, net	912.5	854.1
Goodwill	6,333.0	6,331.4
Intangible assets, net	2,428.8	2,666.4
Other noncurrent assets	82.6	61.5

Total assets	$17,915.5	$17,010.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Claims and other accounts payable	$3,506.4	$2,878.9
Client rebates and guarantees payable	2,106.9	1,658.7
Accrued expenses and other current liabilities	718.6	660.4
Short-term debt	15.8	600.0

Total current liabilities	6,347.7	5,798.0
Long-term debt, net	4,000.1	4,002.9
Deferred tax liabilities	958.8	1,065.3
Other noncurrent liabilities	221.7	186.8

Total liabilities	11,528.3	11,053.0

Total stockholders’ equity	6,387.2	5,957.9

Total liabilities and stockholders’ equity	$17,915.5	$17,010.9

	December 26,	December 27,
	2009	2008
Balance Sheet Debt:
Accounts receivable financing facility	$—	$600.0
Other short-term debt	15.8	—
Senior unsecured revolving credit facility	1,000.0	1,000.0
Senior unsecured term loan	1,000.0	1,000.0
7.25% senior notes due 2013, net of unamortized discount	498.2	497.8
6.125% senior notes due 2013, net of unamortized discount	298.8	298.5
7.125% senior notes due 2018, net of unamortized discount	1,189.1	1,188.2
Fair value of interest rate swap agreements	14.0	18.4

Total debt	$4,015.9	$4,602.9

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Earnings Page 10
Medco Health Solutions, Inc.
Consolidated Statements of Cash Flows
(In millions)
Table 3.

	Full Years Ended
	December 26,	December 27,
	2009	2008

Cash flows from operating activities:
Net income	$1,280.3	$1,102.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	179.0	157.7
Amortization of intangibles	305.6	285.1
Deferred income taxes	(222.1)	(99.6)
Stock-based compensation on employee stock plans	146.0	131.7
Tax benefit on employee stock plans	106.2	67.9
Excess tax benefits from stock-based compensation arrangements	(64.3)	(41.8)
Other	138.3	110.7
Net changes in assets and liabilities (net of acquisition effects, 2008 only):
Manufacturer accounts receivable, net	93.4	(341.2)
Client accounts receivable, net	(515.4)	(418.5)
Inventories, net	571.4	93.0
Prepaid expenses and other current assets	259.6	(39.7)
Income taxes receivable	15.1	2.6
Other noncurrent assets	12.8	17.2
Claims and other accounts payable	627.2	54.3
Client rebates and guarantees payable	448.2	566.5
Accrued expenses and other current and noncurrent liabilities	120.1	(13.7)

Net cash provided by operating activities	3,501.4	1,635.1

Cash flows from investing activities:
Capital expenditures	(238.8)	(286.9)
Purchases of securities and other assets	(153.4)	(124.8)
Cash paid for Europa Apotheek Venlo B.V., net of cash acquired	—	(126.5)
Proceeds from sale of securities and other investments	87.2	122.0

Net cash used by investing activities	(305.0)	(416.2)

Cash flows from financing activities:
Proceeds from long-term debt	—	3,295.7
Repayments on long-term debt	—	(2,210.0)
Proceeds from short-term debt	15.8	—
Repayments under accounts receivable financing facility	(600.0)	—
Debt issuance costs	(0.4)	(11.2)
Settlement of cash flow hedge	—	(45.4)
Purchases of treasury stock	(1,238.5)	(2,186.1)
Excess tax benefits from stock-based compensation arrangements	64.3	41.8
Net proceeds from employee stock plans	152.2	60.6

Net cash used by financing activities	(1,606.6)	(1,054.6)

Net increase (decrease) in cash and cash equivalents	1,589.8	164.3
Cash and cash equivalents at beginning of year	938.4	774.1

Cash and cash equivalents at end of year	$2,528.2	$938.4

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Earnings Page 11
Medco Health Solutions, Inc.
Consolidated Income Statement Results
(Unaudited)
(In millions)
Table 4.

	Quarter Ended			Quarter Ended	Full Year Ended			Full Year Ended
	December 26,			December 27,	December 26,			December 27,
	2009	Variance		2008	2009	Variance		2008 (1)
Consolidated income statement results
Retail product revenues (2)	$9,315.5	$2,220.4	31.3%	$7,095.1	$36,596.4	$7,982.9	27.9%	$28,613.5
Mail-order product revenues	5,709.4	32.6	0.6%	5,676.8	22,365.0	402.3	1.8%	21,962.7

Total product net revenues (2)	15,024.9	2,253.0	17.6%	12,771.9	58,961.4	8,385.2	16.6%	50,576.2

Client and other service revenues	178.9	37.1	26.2%	141.8	685.0	182.8	36.4%	502.2
Manufacturer service revenues	41.4	(6.2)	-13.0%	47.6	157.8	(21.8)	-12.1%	179.6

Total service revenues	220.3	30.9	16.3%	189.4	842.8	161.0	23.6%	681.8

Total net revenues (2)	15,245.2	2,283.9	17.6%	12,961.3	59,804.2	8,546.2	16.7%	51,258.0

Cost of product net revenues (2)	14,138.6	2,222.1	18.6%	11,916.5	55,523.1	8,214.9	17.4%	47,308.2
Cost of service revenues	79.5	4.8	6.4%	74.7	254.1	32.7	14.8%	221.4

Total cost of revenues (2)	14,218.1	2,226.9	18.6%	11,991.2	55,777.2	8,247.6	17.4%	47,529.6
Selling, general and administrative expenses	375.5	(5.5)	-1.4%	381.0	1,455.5	30.5	2.1%	1,425.0
Amortization of intangibles	75.5	1.6	2.2%	73.9	305.6	20.5	7.2%	285.1
Interest expense	40.7	(19.3)	-32.2%	60.0	172.5	(61.2)	-26.2%	233.7
Interest (income) and other (income) expense, net	(0.8)	1.6	-66.7%	(2.4)	(9.9)	(3.7)	59.7%	(6.2)

Income before provision for income taxes	536.2	78.6	17.2%	457.6	2,103.3	312.5	17.5%	1,790.8
Provision for income taxes	194.7	11.5	6.3%	183.2	823.0	135.1	19.6%	687.9

Net Income	$341.5	$67.1	24.5%	$274.4	$1,280.3	$177.4	16.1%	$1,102.9

Diluted earnings per share:
Weighted average shares outstanding	487.2	(18.1)	-3.6%	505.3	490.0	(28.6)	-5.5%	518.6
Earnings per share	$0.70	$0.16	29.6%	$0.54	$2.61	$0.48	22.5%	$2.13

Earnings per share, excluding intangible amortization (3)	$0.76	$0.17	28.8%	$0.59	$2.83	$0.50	21.5%	$2.33

Gross margin (4)
Product	$886.3	$30.9	3.6%	$855.4	$3,438.3	$170.3	5.2%	$3,268.0
Product gross margin percentage	5.9%	-0.8%		6.7%	5.8%	-0.7%		6.5%
Service	$140.8	$26.1	22.8%	$114.7	$588.7	$128.3	27.9%	$460.4
Service gross margin percentage	63.9%	3.3%		60.6%	69.9%	2.4%		67.5%
Total	$1,027.1	$57.0	5.9%	$970.1	$4,027.0	$298.6	8.0%	$3,728.4
Total gross margin percentage	6.7%	-0.8%		7.5%	6.7%	-0.6%		7.3%

(1)	Includes majority-owned Europa Apotheek Venlo’s operating results commencing on the April 28, 2008 acquisition date, and for the subsequent periods.

(2)	Includes retail co-payments of $2,173 million and $1,836 million for the fourth quarters of 2009 and 2008, and $8,661 million and $7,666 million for the full years ended 2009 and 2008.

(3)	Please refer to Table 8 for reconciliation of the earnings per share excluding intangible amortization.

(4)	Defined as net revenues minus cost of revenues.

Medco Fourth-Quarter, Full-Year 2009
Earnings Page 12
Medco Health Solutions, Inc.
Consolidated Selected Information
(Unaudited)
(In millions)
Table 5.

	Quarter Ended			Quarter Ended	Full Year Ended			Full Year Ended
	December 26,			December 27,	December 26,			December 27,
	2009	Variance		2008	2009	Variance		2008 (1)
Volume Information
Retail prescriptions	150.1	31.8	26.9%	118.3	591.4	111.2	23.2%	480.2
Mail-order prescriptions	26.0	(0.7)	-2.6%	26.7	103.1	(2.7)	-2.6%	105.8

Total prescriptions	176.1	31.1	21.4%	145.0	694.5	108.5	18.5%	586.0

Adjusted prescriptions (2)	227.4	29.3	14.8%	198.1	898.8	102.9	12.9%	795.9
Adjusted mail-order penetration (3)	34.0%	-6.3%		40.3%	34.2%	-5.5%		39.7%

Other volume (4)	1.8	0.1	5.9%	1.7	7.1	1.1	18.3%	6.0

Generic Dispensing Rate Information
Retail generic dispensing rate	70.0%	3.0%		67.0%	69.2%	3.2%		66.0%
Mail-order generic dispensing rate	58.3%	2.4%		55.9%	57.8%	2.8%		55.0%
Overall generic dispensing rate	68.3%	3.4%		64.9%	67.5%	3.4%		64.1%

Manufacturer Rebate Information
Rebates earned	$1,381	$175	14.5%	$1,206	$5,372	$925	20.8%	$4,447
Percent of rebates retained	14.1%	-1.8%		15.9%	13.7%	-4.4%		18.1%

Depreciation Information
Cost of revenues depreciation	$12.3	$1.9	18.3%	$10.4	$47.9	$5.6	13.2%	$42.3
SG&A expenses depreciation	31.0	1.5	5.1%	29.5	131.1	15.7	13.6%	115.4

Total depreciation	$43.3	$3.4	8.5%	$39.9	$179.0	$21.3	13.5%	$157.7

(1)	Includes majority-owned Europa Apotheek Venlo’s operating results commencing on the April 28, 2008 acquisition date, and for the subsequent periods.

(2)	Adjusted prescription volume equals substantially all mail-order prescriptions multiplied by three, plus retail prescriptions. These mail-order prescriptions are multiplied by three to adjust for the fact that they include approximately three times the amount of product days supplied compared with retail prescriptions.

(3)	The percentage of adjusted mail-order prescriptions to total adjusted prescriptions.

(4)	Represents over-the-counter drugs, as well as diabetes supplies primarily dispensed by PolyMedica.
Medco Health Solutions, Inc.
Consolidated EBITDA
(Unaudited)
(In millions, except for EBITDA per adjusted prescription data)
Table 6.

	Quarters Ended			Full Years Ended
	December 26,		December 27,	December 26,		December 27,
	2009		2008	2009		2008 (1)
EBITDA Reconciliation:
Net income	$341.5		$274.4	$1,280.3		$1,102.9
Add:
Interest expense	40.7		60.0	172.5		233.7
Interest (income) and other (income) expense, net	(0.8)		(2.4)	(9.9)		(6.2	)(2)
Provision for income taxes	194.7	(3)	183.2	823.0	(3)	687.9	(3)
Depreciation expense	43.3		39.9	179.0		157.7
Amortization expense	75.5		73.9	305.6		285.1

EBITDA	$694.9		$629.0	$2,750.5		$2,461.1

Adjusted prescriptions (4)	227.4		198.1	898.8		795.9

EBITDA per adjusted prescription	$3.06		$3.18	$3.06		$3.09

(1)	Includes majority-owned Europa Apotheek Venlo’s operating results commencing on the April 28, 2008 acquisition date, and for the subsequent periods.

(2)	Includes a $9.8 million charge for the ineffective portion of the forward-starting interest rate swap agreements associated with the March 2008 issuance of senior notes.

(3)	The fourth quarter of 2009 and the third quarter of 2008 include income tax benefits of $22 million and $28 million, respectively.

(4)	Adjusted prescription volume equals substantially all mail-order prescriptions multiplied by three, plus retail prescriptions. These mail-order prescriptions are multiplied by three to adjust for the fact that they include approximately three times the amount of product days supplied compared with retail prescriptions.

Medco Fourth-Quarter, Full-Year 2009
Earnings Page 13
Medco Health Solutions, Inc.
Accredo Health Group (Specialty Pharmacy) Segment Results
(Unaudited)
(In millions)
Table 7.

	Quarter Ended			Quarter Ended	Full Year Ended			Full Year Ended
	December 26,			December 27,	December 26,			December 27,
	2009	Variance		2008	2009	Variance		2008
Specialty Pharmacy:
Product net revenues	$2,432.3	$366.5	17.7%	$2,065.8	$9,435.2	$1,537.5	19.5%	$7,897.7
Service revenues	24.2	2.1	9.5%	22.1	92.3	15.8	20.7%	76.5

Total net revenues	2,456.5	368.6	17.7%	2,087.9	9,527.5	1,553.3	19.5%	7,974.2
Total cost of revenues	2,285.6	362.4	18.8%	1,923.2	8,825.7	1,482.3	20.2%	7,343.4
Selling, general and administrative expenses	75.9	(5.7)	-7.0%	81.6	297.2	(7.8)	-2.6%	305.0
Amortization of intangibles	10.9	(0.4)	-3.5%	11.3	47.5	2.9	6.5%	44.6

Operating Income	$84.1	$12.3	17.1%	$71.8	$357.1	$75.9	27.0%	$281.2

Gross Margin (1)	$170.9	$6.2	3.8%	$164.7	$701.8	$71.0	11.3%	$630.8
Gross margin percentage	7.0%	-0.9%		7.9%	7.4%	-0.5%		7.9%

(1)	Defined as net revenues minus cost of revenues.
Medco Health Solutions, Inc.
Earnings Per Share Reconciliation
(Unaudited)
Table 8.

	Quarters Ended		Full Years Ended
	December 26,	December 27,	December 26,	December 27,
	2009	2008	2009	2008
Earnings Per Share Reconciliation:
GAAP diluted earnings per share	$0.70	$0.54	$2.61	$2.13

Adjustment for the amortization of intangible assets (1)	0.06	0.05	0.22	0.20

Diluted earnings per share, excluding intangible amortization	$0.76	$0.59	$2.83	$2.33

(1)	This adjustment represents the per share effect of the intangible amortization from the 2003 spin-off, when Medco became a publicly traded company.
Medco Health Solutions, Inc.
Guidance Information
(Unaudited)
Table 9.

	Full Year Ended	Full Year Ended	Estimated Full Year Ended
	December 27,	December 26,	December 25,
	2008	2009	2010
	Actual	Actual	Low End	High End
Earnings Per Share Guidance Reconciliation:
GAAP diluted earnings per share	$2.13	$2.61	$3.05	$3.15

Adjustment for the amortization of intangible assets (1)	0.20	0.22	0.23	0.23

Diluted earnings per share, excluding intangible amortization	$2.33	$2.83	$3.28	$3.38

Diluted earnings per share growth over prior year		22.5%	17%	21%
Diluted earnings per share growth over prior year, excluding intangible amortization		21.5%	16%	19%

(1)	This adjustment represents the per share effect of the intangible amortization from the 2003 spin-off, when Medco became a publicly traded company.